Exhibit 99.2

News Release

Air Products and Chemicals, Inc.

7201 Hamilton Boulevard, Allentown, PA 18195-1501

www.airproducts.com

Air Products Moves Forward with its Materials Technologies

Business Spin-Off to Versum Materials

Files Initial Form 10 Registration Statement with SEC

LEHIGH VALLEY, Pa. (December 18, 2015) – Air Products (NYSE:APD) announced today it filed an initial Form 10* registration statement with the United States Securities and Exchange Commission to move forward the previously announced spin-off of its Materials Technologies business, which will be named Versum Materials.

Air Products expects to complete the spin-off on or before September 2016. Versum Materials intends to apply to have its common stock authorized for listing on the New York Stock Exchange, Inc.

“This filing is another important step toward providing current shareholders ownership in two leading and focused companies,” said Seifi Ghasemi, chairman, president and chief executive officer (CEO) at Air Products. “We will set up Versum Materials to be a best-in-class specialty materials company, committed to innovating performance-critical products for customers, delivering strong financial results for shareholders, and advancing employees,” he said. After the spin-off, Ghasemi will maintain his role at Air Products and be non-executive chairman of Versum Materials.

Guillermo Novo, who will become Versum Materials’ CEO said, “We look forward to the opportunity to operate as a stand-alone company focused on specialty materials. From the electronics industry to the performance materials end markets we serve, we’re passionate about working closely with customers to help advance their products and technologies around the world.”

The Form 10 filing also identifies other members of the Versum Materials leadership team, including George Bitto, who will serve as chief financial officer and information technology director; Pat Loughlin, who will serve as senior vice president, Operations and Supply Chain; and Michael Valente, who will serve as senior vice president, Law and Human Resources, general counsel and secretary.

The new company, Versum Materials, will be a global business that delivers specialty solutions focused within niche markets, holds leading positions in most of its end-markets, is focused on innovation-driven solutions, and has strong growth prospects. The Electronic Materials Division provides tailored solutions and materials to customers in the semiconductor industry, while the Performance Materials Division provides epoxy, polyurethane, and specialty additives to the construction, composites, adhesives, coatings and other industries. Versum Materials will have a workforce of approximately 3,200 employees and operate in more than 12 countries across the globe.

About the Form 10 Filing*:

Air Products is filing its initial Form 10 registration statement with the SEC today. The Form 10 is not yet effective and, as is customary, will be updated to provide additional information regarding capital structure, pro forma unaudited results and other details as they become available. The Form 10 filing and related information can be found at www.airproducts.com/versummaterials.

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About Air Products

Air Products (NYSE:APD) is a world-leading Industrial Gases company celebrating 75 years of operation. The company’s core Industrial Gases business provides atmospheric and process gases and related equipment to manufacturing markets, including refining and petrochemical, metals, electronics, and food and beverage. Air Products is also the world’s leading supplier of liquefied natural gas process technology and equipment. The company’s Materials Technologies business, which Air Products intends to spin-off by September 2016, serves the semiconductor, polyurethanes, cleaning and coatings, and adhesives industries.

The company had fiscal 2015 sales of $9.9 billion and was ranked number 284 on the Fortune 500 annual list of public companies. Approximately 20,000 employees in 50 countries strive to make Air Products the world’s safest and best performing Industrial Gases company, providing sustainable offerings and excellent service to all customers. For more information, visit www.airproducts.com.

This news release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements about the Company’s plans for completion of the spin-off, the expected benefits of the spin-off, the tax free nature of the spin-off, the prospects for the independent companies following the spin-off and the timing of the transaction. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this release. Actual results may differ materially from the expectations expressed in the forward-looking statements because of many factors not anticipated by management, including, without limitation, our ability to obtain regulatory approvals, Air Products’ decision not to consummate the spin-off due to market, economic or other events; our ability to fully realize the anticipated benefits of the spin-off; negative effects of the announcement or the consummation of the proposed spin-off on the market price of the company’s common stock; significant transaction costs and or unknown liabilities; general economic and business conditions that affect the companies in connection with the proposed spin-off; changes in capital market conditions; future opportunities that the Company’s board may determine present greater potential to increase shareholder value, the ability of our companies to operate independently following the spin-off; and other risk factors described in the Company’s Form 10-K for its fiscal year ended September 30, 2015. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this document to reflect any change in assumptions, beliefs or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.

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Media Inquiries:

Renee Giello, tel: (610) 481-1340; e-mail: giellorr@airproducts.com

Investor Inquiries:

Simon Moore, tel: (610) 481-7461; e-mail: mooresr@airproducts.com